Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

AEP Industries Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-58747, 33-58743, 333-121710 and 333-121711) on Form S-8 of AEP Industries Inc. of our report dated January 14, 2010, with respect to the consolidated balance sheets of AEP Industries Inc. and subsidiaries as of October 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended October 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 31, 2009 which report appears in the October 31, 2009 Annual Report on Form 10-K of AEP Industries Inc.

Our report with respect to the consolidated financial statements refers to the Company’s adoption of the standard requiring the full recognition of the overfunded or underfunded status of defined benefit plans at the end of the fiscal year ended October 31, 2007 and the standard on accounting for uncertain tax positions on November 1, 2007.

/s/ KPMG LLP
Short Hills, New Jersey January 14, 2010